Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value NIS 0.35 each, of Notable Labs, Ltd., and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this 26th day of October 2023.

FR CAPITAL HOLDINGS, L.P.

By:	/s/ Jeffrey Donnon
Name:	Jeffrey Donnon
Title:	Chief Financial Officer

FIRST ROUND CAPITAL VIII-F, LP

By: FR Capital Holdings, L.P., its Manager Company

By:	/s/ Jeffrey Donnon
Name:	Jeffrey Donnon
Title:	Chief Financial Officer